Exhibit 99.1

NEWS RELEASE

Media contact:	Cris Oehler, Vice President of Corporate Communications, (218) 531-0099 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release:	August 3, 2015	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings;

Expects to be in Middle to Upper Half of Consolidated Earnings from Continuing Operations Guidance

Range of $1.50 to $1.65 per Share,

Board of Directors Declares Quarterly Dividend

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2015.

Summary:

•	Consolidated operating revenues from continuing operations were $188.2 million compared with $194.4 million in the second quarter of 2014.

•	Consolidated net income and diluted earnings from continuing operations totaled $13.7 million and $0.36 per share, respectively, compared with $7.9 million and $0.21 per share in the second quarter of 2014.

•	On April 30, 2015 the corporation finalized the sale of the stock of its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri (Foley Company) to Enerfab, Inc. in exchange for $12.0 million in cash plus adjustments for working capital and other related items to be determined within 120 days of closing.

•	Discontinued operations recorded a net loss of $2.2 million and diluted earnings of ($0.06) per share, compared with net income of $2.1 million and diluted earnings of $0.06 per share in the second quarter of 2014.

CEO Overview

“We are pleased to announce stronger earnings from continuing operations for the second quarter of 2015, as our second quarter results were bolstered by significant reductions in operating expenses and continued rate base cost recovery,” said Otter Tail Corporation CEO Chuck MacFarlane.

“At Otter Tail Power Company higher transmission tariff revenues from increased investments in transmission lines and reduced operating and maintenance expenses contributed to increased earnings quarter over quarter in the Electric segment.

“At BTD Manufacturing, our net earnings were lower quarter over quarter due to lower sales to customers who serve the oil and gas exploration and agriculture equipment industries, and less scrap-metal revenue related to lower commodity prices. These reductions were partially offset by related cost reductions and increased sales to manufacturers of lawn and garden and recreational equipment. In addition, T.O. Plastics, our manufacturer of thermoformed plastic and horticultural products, achieved higher net income quarter over quarter. We continue to work to improve earnings at BTD in the face of economic challenges in the metalworking and manufacturing industries.

“BTD’s Minnesota facilities expansion plan is generally on budget and on schedule. In May, BTD moved equipment into its new Detroit Lakes space, which provides for growth in stamping and tooling business. In July the new paint system at Lakeville produced its first runs of painted sample parts and began the customer qualification process. Combined with related equipment costs and lease agreements, BTD’s total commitment to these projects is $33.3 million.

“Earnings from the PVC pipe manufacturing companies that make up our Plastics segment improved over last year’s second quarter mainly as a result of lower resin costs that have exceeded actual reductions in PVC pipe prices.

“The significant decrease in corporate operating expenses between the quarters is primarily because we did not have an expense this quarter similar to the airplane lease early termination expense incurred in the second quarter of 2014.

“We are maintaining our overall guidance for 2015 diluted earnings per share of $1.50 to $1.65, but now expect to be in the middle to upper end of the range. In spite of continued market challenges facing BTD, we expect to achieve a return on equity in a range of 9.5% to 10.4%.”

Cash Flow from Operations, Liquidity and Financing

The corporation’s consolidated cash provided by continuing operations for the six months ended June 30, 2015 was $52.7 million compared with $20.5 million for the six months ended June 30, 2014. Contributing to the increase in cash provided by continuing operations were changes in deferred debits and credits and other long-term assets and liabilities totaling $16.3 million, mainly related to a reduction in net regulatory assets at Otter Tail Power Company, a $10.0 million decrease in discretionary contributions to the corporation’s pension plan and an $8.0 million reduction in cash used for working capital items, which includes a $3.2 million reduction in inventories at the PVC pipe companies in the first six months of 2015 compared with a $6.8 million increase in PVC pipe company inventories in the first six months of 2014. These increases were offset by a $2.2 million decrease in net income from continuing operations between the periods.

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The following table shows the status of the corporation’s lines of credit as of June 30, 2015:

(in thousands)	Line Limit	In Use on June 30, 2015	Restricted due to Outstanding Letters of Credit	Available on June 30, 2015
Otter Tail Corporation Credit Agreement	$150,000	$38,494	$150	$111,356
Otter Tail Power Company Credit Agreement	170,000	4,546	310	165,144
Total	$320,000	$43,040	$460	$276,500

Board of Directors Declared Quarterly Dividend

On August 3, 2015 the corporation’s Board of Directors declared a quarterly common stock dividend of $0.3075 per share. This dividend is payable September 10, 2015 to shareholders of record on August 14, 2015.

Segment Performance Summary

Electric

Electric revenues and net income were $91.0 million and $8.3 million, respectively, compared with $92.9 million and $5.2 million for the second quarter of 2014.

The following table shows Degree Days for the electric utility business as a percent of normal:

	Three Months ended June 30,
	2015	2014
Heating Degree Days	82.7%	127.7%
Cooling Degree Days	78.9%	101.8%

Retail electric revenues decreased $3.9 million due to the following:

•	A $3.7 million decrease in revenue related to a net decrease in fuel and purchased power costs incurred to serve retail customers. This was the result of a 6.6% decrease in retail kilowatt-hour (kwh) sales and a 4.2% decrease in the average cost per kwh for fuel and purchased power. Wholesale prices for purchased power decreased 25.5% because milder weather in the second quarter of 2015 reduced market demand compared with the second quarter of 2014.

•	A $2.0 million decrease in revenues related to the decrease in retail kwh sales, mainly reflecting a decrease in sales to residential and commercial customers due, in part, to milder weather in the second quarter of 2015, evidenced by heating-degree days that were 35.5% lower than in the second quarter of 2014 and 82.7% of normal.

•	A $0.9 million decrease in Transmission Costs Recovery rider revenues mainly due to increased recovery of transmission costs from other users of Otter Tail Power Company’s transmission system.

offset by:

•	A $2.7 million increase in Environmental Cost Recovery (ECR) rider revenue related to earning a return in North Dakota and Minnesota on increasing amounts invested in the air quality control system (AQCS) nearing completion at Big Stone Plant and the initiation of an ECR rider in South Dakota in December 2014 to recover costs and earn a return on amounts invested in the Big Stone Plant AQCS and Hoot Lake Plant Mercury and Air Toxics Standards (MATS) projects. Effective in the second quarter of 2015, North Dakota ECR revenues also include a return on and recovery of MATS costs.

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Wholesale electric revenues from company-owned generation decreased $1.5 million as a result of an 85.3% reduction in wholesale kwh sales combined with a 17.3% decrease in revenue per wholesale kwh sold. The decreases in wholesale kwh sales and prices were driven by decreased wholesale market demand resulting from milder weather in the second quarter of 2015. Also, Otter Tail Power Company had fewer resources available for selling into the wholesale market as Big Stone Plant was off line for the entire second quarter of 2015 for an extended maintenance outage that required off-site turbine blade replacements and repairs. Coyote Station was operating at reduced load due to ongoing repairs related to a December 2014 boiler feed pump failure and ensuing fire.

Net revenues from energy trading activities decreased $0.4 million as a result of Otter Tail Power Company ending its trading activities not directly associated with serving its retail customers in December 2014.

Other electric revenues increased $3.8 million due to a $4.2 million increase in Midcontinent Independent System Operator, Inc. (MISO) transmission tariff revenues related to increased investment in regional transmission lines, offset by a $0.4 million decrease in steam sales to an ethanol plant next to Big Stone Plant as a result of Big Stone Plant being down for maintenance and turbine repairs in the second quarter of 2015.

Production fuel costs decreased $7.5 million to serve retail customers and $0.9 million for wholesale sales as a result of a 68.4% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators primarily due to the factors discussed above.

The cost of purchased power to serve retail customers increased $3.2 million, reflecting a $7.4 million volume variance due to a 60.4% increase in kwhs purchased, partially offset by a $4.2 million price variance due to a 25.5% decrease in the cost per kwh purchased. The increase in power purchases for retail sales was necessitated by the reduced availability of company-owned generating capacity discussed above. The decreased cost per kwh purchased was driven by lower market demand mainly resulting from milder weather in the second quarter of 2015.

Electric operating and maintenance expenses decreased $2.1 million mainly as a result of:

•	A $3.4 million reduction in Hoot Lake Plant maintenance costs related to costs incurred during its extended spring outage in the second quarter of 2014.

•	A total of $2.0 million in lower transmission line and substation maintenance expenses, lower vehicle costs and lower plant maintenance expenses at Coyote Station and company-owned wind farms.

offset by:

•	A $1.7 million increase in MISO transmission service charges related to increasing investments in regional transmission projects.

•	A $1.6 million increase in operating and maintenance expenses related to Big Stone Plant’s spring 2015 extended maintenance outage.

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Manufacturing

Manufacturing revenues and net income were $51.3 million and $1.9 million, respectively, compared with $53.4 million and $2.3 million for the second quarter of 2014.

•	At BTD, revenues decreased $2.9 million reflecting a $4.9 million decrease in sales to manufacturers of oil and gas exploration and extraction equipment as a result of a reduction in drilling activity related to current low oil prices. Revenue from sales of scrap metal decreased $0.7 million due to a 40% reduction in prices compared with the second quarter of 2014. These decreases were partially offset by a $2.7 million net increase in sales to other customers, mainly manufacturers of lawn and garden and recreational equipment. Cost of products sold at BTD decreased $2.2 million, mainly as a result of a $1.6 million decrease in labor and material costs, primarily related to the reduction in sales to manufacturers of oil and gas exploration and agriculture equipment and a reduction in the labor force producing those products.

•	At T.O. Plastics, revenues increased $0.8 million, mainly due to a $0.6 million increase in sales of horticultural products. An increase in sales of various other products to industrial customers also contributed $0.2 million to the increase in revenue. Cost of products sold at T.O. Plastics increased $0.6 million due to increases in material and labor costs related to the increase in sales at T.O. Plastics.

Plastics

Plastics revenues and net income were $46.0 million and $4.3 million, respectively, compared with $48.1 million and $3.4 million for the second quarter of 2014. The $2.1 million decrease in Plastics segment revenues is the result of a 5.5% decrease in the price per pound of polyvinyl chloride (PVC) pipe sold related to falling resin prices, partially offset by a 0.4% increase in pounds of pipe sold. A $3.5 million decrease in costs of products sold between quarters is due to a 9.4% decrease in the cost per pound of pipe sold, mainly related to a decrease in material costs due to lower resin prices, which were partially offset by an increase in allocated overhead costs and the 0.4% increase in sales volume.

Corporate

Corporate costs, net-of-tax, decreased $2.3 million reflecting:

•	A $1.6 million net-of-tax reduction in airplane operating lease expenses related to the early termination of an airplane lease in the second quarter of 2014, as divestitures had reduced the need for the airplane. The cost to terminate the lease early was approximately $1.5 million net-of-tax.

•	A $0.5 million net-of-tax decrease in stock-based performance incentive costs related to a decrease in the market value of the corporation’s common stock in the second quarter 2015.

•	A $0.3 million net-of-tax reduction in labor and benefit costs.

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Discontinued Operations

On February 28, 2015 the corporation sold the assets of AEV, Inc. its former energy and electric construction contractor headquartered in Moorhead, Minnesota for $22.3 million in cash plus an estimated $0.9 million in adjustments for working capital and fixed assets, which are expected to be finalized before the end of the third quarter of 2015. On April 30, 2015 the corporation completed the sale of Foley Company, its former water, wastewater, power and industrial construction contractor headquartered in Kansas City, Missouri, for $12.0 million in cash plus an estimated $5.7 million adjustment for working capital and other related items, which is expected to be finalized within 120 days of the April 30, 2015 closing.

The following summary presentation of the results of discontinued operations for the three-month periods ended June 30, 2015 and 2014, include operating results for Foley Company and AEV, Inc., and residual expenses from the corporation’s former wind tower and waterfront equipment manufacturers which were sold in 2012 and 2013, respectively:

	For the Three Months Ended June 30,
(in thousands)	2015	2014
Operating Revenues	$5,899	$40,247
Operating Expenses	9,209	36,751
Operating (Loss) Income	(3,310)	3,496
Interest Charges	--	1
Other (Deductions) Income	(11)	14
Income Tax (Benefit) Expense	(1,329)	1,402
Net (Loss) Income from Operations	(1,992)	2,107
Loss on Disposition Before Taxes	(509)	--
Income Tax Benefit on Disposition	(280)	--
Net Loss on Disposition	(229)	--
Net (Loss) Income	$(2,221)	$2,107

The above results for the three months ended June 30, 2015 include a net loss from operations of $1.5 million for Foley Company and $0.5 million from the corporation’s former waterfront equipment manufacturer related to a settlement of a warranty claim. Included in net income from operations for the three months ended June 30, 2014 are $1.1 million for Foley Company and $1.0 million from AEV, Inc.

2015 Business Outlook

The corporation is maintaining its consolidated diluted earnings per share guidance for 2015 to be in the range of $1.50 to $1.65, but now expects to be in the middle to upper end of the range. This guidance reflects the current mix of businesses owned by the corporation. It considers the cyclical nature of some of the corporation’s businesses and reflects challenges, as well as the corporation’s plans and strategies for improving future operating results.

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Segment components of the corporation’s 2014 diluted earnings per share and 2015 diluted earnings per share guidance range for continuing operations are as follows:

		Initial 2015 Guidance		2015 Guidance		2015 Guidance
	2014	February 9, 2015		Revised May 4, 2015		August 3, 2015
Diluted Earnings Per Share		Low	High	Low	High	Low	High
Electric	$1.19	$1.26	$1.29	$1.23	$1.26	$1.23	$1.26
Manufacturing	$0.25	$0.37	$0.41	$0.21	$0.25	$0.21	$0.25
Plastics	$0.33	$0.25	$0.29	$0.29	$0.33	$0.29	$0.33
Corporate	($0.22)	($0.23)	($0.19)	($0.23)	($0.19)	($0.23)	($0.19)
Total – Continuing Operations	$1.55	$1.65	$1.80	$1.50	$1.65	$1.50	$1.65
Expected Return on Equity				9.5%	10.4%	9.5%	10.4%

Contributing to the corporation’s earnings guidance for 2015 are the following items:

•	The corporation expects 2015 net income to be better than 2014 net income for the Electric segment. Items affecting this increase include:

○	Rider recovery increases, including environmental riders in Minnesota, North Dakota and South Dakota related to the Big Stone AQCS environmental upgrades while under construction.

○	Expected increases in sales to pipeline customers.

○	A decrease in plant maintenance costs, as unanticipated maintenance issues encountered during the 2014 Hoot Lake Plant shutdown are not expected to occur in 2015.

offset by:

○	Lower retail sales due to milder than normal weather.

○	Higher than expected claim costs and more participants associated with the long-term disability plans.

○	An increase in coal plant reagent costs that were determined unrecoverable under rider by the Minnesota Public Utilities Commission in March 2015.

○	A decrease in transmission revenues for a potential reduction in the rate of return on equity granted by the Federal Energy Regulatory Commission under the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.

○	An increase in pension costs as a result of an increase in projected benefit obligations based on a decrease in the discount rate from 5.30% to 4.35% and adoption of new mortality tables which have longer life expectancy assumptions.

○	Higher depreciation and property tax expense due to increased investment in transmission, generation, distribution and general plant placed in service in 2014 and 2015.

○	Higher short-term interest costs as major projects continue to be funded under Otter Tail Power Company’s credit agreement.

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•	The corporation expects 2015 net income from its Manufacturing segment to be near or slightly below 2014 net income due to:

○	Continued softness in the agriculture, energy, mining and oil and gas equipment end markets served by BTD’s customers, declining commodity prices for scrap and increased costs of manufacturing due to lower productivity.

○	Backlog for the manufacturing companies of approximately $85 million for 2015 compared with $86 million one year ago.

•	The corporation expects 2015 net income from its Plastics segment to be the same or slightly below 2014 net income as a result of an anticipated decrease in PVC pipe sales, partially offset by better margins as a result of material cost decreases that have exceeded decreases in PVC pipe prices.

•	Corporate costs in 2015 are expected to be in line with or slightly lower than 2014 costs.

CONFERENCE CALL AND WEBCAST

The corporation will host a live webcast on Tuesday, August 4, 2015, at 10:00 a.m. CDT to discuss its financial and operating performance.

The presentation will be posted on the corporation’s website before the webcast. To access the live webcast go to www.ottertail.com/presentations.cfm and select “Webcast”. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the webcast. An archived copy of the webcast will be available on the corporation’s website shortly following the call.

If you are interested in asking a question during the live webcast, the Dial-In Number is: 877-312-8789.

Risk Factors and Forward-Looking Statements that Could Affect Future Results

The information in this release includes certain forward-looking information, including 2015 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2015. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

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•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

•	Declines in projected operating cash flows at any of the corporation’s reporting units may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

•	The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and realign its business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

•	The corporation may, from time to time, sell assets to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any assets sold and other potential liabilities. The sale of any of the corporation’s businesses could expose the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

•	The corporation’s plans to grow and operate its nonutility businesses could be limited by state law.

•	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

•	The corporation relies on its information systems to conduct its business and failure to protect these systems against security breaches or cyber-attacks could adversely affect its business and results of operations. Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

•	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast region of the United States, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

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•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Changes in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2015 and 2014 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

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Otter Tail Corporation

Consolidated Statements of Income

In thousands, except share and per share amounts

(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2015	2014	2015	2014
Operating Revenues by Segment
Electric	$90,964	$92,911	$204,511	$211,999
Manufacturing	51,273	53,370	108,032	108,805
Plastics	45,954	48,090	78,506	88,573
Intersegment Eliminations	(38)	(7)	(55)	(47)
Total Operating Revenues	188,153	194,364	390,994	409,330
Operating Expenses
Fuel and Purchased Power	23,867	29,079	62,158	72,894
Nonelectric Cost of Goods Sold (depreciation included below)	74,986	80,178	146,484	154,117
Electric Operating and Maintenance Expense	41,016	43,161	82,045	80,754
Nonelectric Operating and Maintenance Expense	8,823	12,722	21,286	22,673
Depreciation and Amortization	14,661	14,472	29,196	28,739
Total Operating Expenses	163,353	179,612	341,169	359,177
Operating Income (Loss) by Segment
Electric	14,944	9,745	38,107	36,662
Manufacturing	3,891	4,435	6,421	9,826
Plastics	7,221	5,801	10,836	11,572
Corporate	(1,256)	(5,229)	(5,539)	(7,907)
Total Operating Income	24,800	14,752	49,825	50,153
Interest Charges	7,702	7,626	15,445	14,221
Other Income	567	844	1,139	2,379
Income Tax Expense – Continuing Operations	4,008	84	8,081	8,646
Net Income (Loss) by Segment – Continuing Operations
Electric	8,252	5,242	21,430	21,895
Manufacturing	1,912	2,300	3,096	5,196
Plastics	4,265	3,433	6,385	6,893
Corporate	(772)	(3,089)	(3,473)	(4,319)
Net Income from Continuing Operations	13,657	7,886	27,438	29,665
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense of ($1,329), $1,402, ($2,705) and $1,177 for the respective periods	(1,992)	2,107	(4,064)	1,758
Impairment Loss - net of Income Tax Benefit of $0 for the Six Months ended June 30, 2015	--	--	(1,000)	--
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of ($280) and $4,536 for the three and six months ended June 30, 2015	(229)	--	6,997	--
Net (Loss) Income from Discontinued Operations	(2,221)	2,107	1,933	1,758
Net Income	$11,436	$9,993	$29,371	$31,423
Average Number of Common Shares Outstanding
Basic	37,433,318	36,409,753	37,338,218	36,325,052
Diluted	37,653,103	36,652,684	37,558,103	36,568,030

Basic Earnings (Loss) Per Common Share:
Continuing Operations	$0.37	$0.21	$0.74	$0.82
Discontinued Operations	(0.06)	0.06	0.05	0.05
	$0.31	$0.27	$0.79	$0.87
Diluted Earnings (Loss) Per Common Share:
Continuing Operations	$0.36	$0.21	$0.73	$0.81
Discontinued Operations	(0.06)	0.06	0.05	0.05
	$0.30	$0.27	$0.78	$0.86

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Otter Tail Corporation

Consolidated Balance Sheets

Assets

in thousands

(not audited)

	June 30,	December 31,
	2015	2014

Current Assets
Cash and Cash Equivalents	$--	$--
Accounts Receivable:
Trade—Net	67,315	60,172
Other	18,248	13,179
Inventories	81,803	85,203
Deferred Income Taxes	54,498	49,482
Unbilled Revenues	14,352	17,996
Regulatory Assets	17,736	25,273
Other	8,588	7,187
Assets of Discontinued Operations	133	48,657
Total Current Assets	262,673	307,149

Investments	10,679	8,582
Other Assets	30,827	30,111
Goodwill	31,488	31,488
Other Intangibles—Net	10,863	11,251

Deferred Debits
Unamortized Debt Expense	3,949	4,300
Regulatory Assets	127,475	129,868
Total Deferred Debits	131,424	134,168

Plant
Electric Plant in Service	1,583,169	1,545,112
Nonelectric Operations	180,309	175,159
Construction Work in Progress	269,060	248,677
Total Gross Plant	2,032,538	1,968,948
Less Accumulated Depreciation and Amortization	699,113	700,418
Net Plant	1,333,425	1,268,530
Total	$1,811,379	$1,791,279

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Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
in thousands
(not audited)

	June 30,	December 31,
	2015	2014

Current Liabilities
Short-Term Debt	$43,040	$10,854
Current Maturities of Long-Term Debt	207	201
Accounts Payable	101,020	107,013
Accrued Salaries and Wages	14,077	19,256
Accrued Taxes	9,997	13,793
Derivative Liabilities	14,388	14,230
Other Accrued Liabilities	12,099	8,793
Liabilities of Discontinued Operations	3,260	27,559
Total Current Liabilities	198,088	201,699

Pensions Benefit Liability	93,545	102,711
Other Postretirement Benefits Liability	54,357	53,638
Other Noncurrent Liabilities	24,319	26,794

Deferred Credits
Deferred Income Taxes	248,581	230,810
Deferred Tax Credits	25,445	26,384
Regulatory Liabilities	77,972	77,013
Other	977	975
Total Deferred Credits	352,975	335,182

Capitalization
Long-Term Debt, Net of Current Maturities	498,384	498,489

Cumulative Preferred Shares	--	--

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	187,828	186,090
Premium on Common Shares	287,066	278,436
Retained Earnings	119,239	112,903
Accumulated Other Comprehensive Loss	(4,422)	(4,663)
Total Common Equity	589,711	572,766
Total Capitalization	1,088,095	1,071,255
Total	$1,811,379	$1,791,279

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Otter Tail Corporation

Consolidated Statements of Cash Flows

In thousands

(not audited)

	For the Six Months Ended June 30,
In thousands	2015	2014
Cash Flows from Operating Activities
Net Income	$29,371	$31,423
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Gain from Sale of Discontinued Operations	(6,997)	--
Net Loss (Gain) from Discontinued Operations	5,064	(1,758)
Depreciation and Amortization	29,196	28,739
Deferred Tax Credits	(939)	(907)
Deferred Income Taxes	12,707	13,402
Change in Deferred Debits and Other Assets	11,470	129
Discretionary Contribution to Pension Plan	(10,000)	(20,000)
Change in Noncurrent Liabilities and Deferred Credits	4,025	(936)
Allowance for Equity/Other Funds Used During Construction	(576)	(759)
Change in Derivatives Net of Regulatory Deferral	(123)	95
Stock Compensation Expense – Equity Awards	1,126	736
Other—Net	200	193
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(5,918)	(15,736)
Change in Inventories	3,400	(10,070)
Change in Other Current Assets	1,913	1,523
Change in Payables and Other Current Liabilities	(21,294)	(8,208)
Change in Interest and Income Taxes Receivable/Payable	96	2,664
Net Cash Provided by Continuing Operations	52,721	20,530
Net Cash Used in Discontinued Operations	(10,966)	(16,359)
Net Cash Provided by Operating Activities	41,755	4,171
Cash Flows from Investing Activities
Capital Expenditures	(83,418)	(79,574)
Proceeds from Disposal of Noncurrent Assets	2,628	1,386
Net Increase in Other Investments	(5,763)	(1,639)
Net Cash Used in Investing Activities - Continuing Operations	(86,553)	(79,827)
Net Proceeds from Sale of Discontinued Operations	32,765	--
Net Cash (Used in) Provided by Investing Activities - Discontinued Operations	(1,770)	630
Net Cash Used in Investing Activities	(55,558)	(79,197)
Cash Flows from Financing Activities
Changes in Checks Written in Excess of Cash	(947)	2,014
Net Short-Term Borrowings (Repayments)	32,186	(23,051)
Proceeds from Issuance of Common Stock	7,096	8,452
Common Stock Issuance Expenses	(248)	(310)
Payments for Retirement of Capital Stock	(1,421)	(459)
Proceeds from Issuance of Long-Term Debt	--	150,000
Short-Term and Long-Term Debt Issuance Expenses	(4)	(516)
Payments for Retirement of Long-Term Debt	(99)	(40,993)
Dividends Paid and Other Distributions	(23,035)	(22,029)
Net Cash Provided by Financing Activities – Continuing Operations	13,528	73,108
Net Cash Provided by Financing Activities – Discontinued Operations	322	760
Net Cash Provided by Financing Activities	13,850	73,868
Net Change in Cash and Cash Equivalents – Discontinued Operations	(47)	(849)
Net Change in Cash and Cash Equivalents	--	(2,007)
Cash and Cash Equivalents at Beginning of Period	--	2,007
Cash and Cash Equivalents at End of Period	$--	$--

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